^
                                  Diamond Hill
                                  ------------
                             Investment Group, Inc.


FOR IMMEDIATE RELEASE:                       Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)


                       DIAMOND HILL INVESTMENT GROUP, INC.
               ANNOUNCES RESULTS FOR QUARTER ENDED MARCH 31, 2003


     Columbus, Ohio --May 16, 2003, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported results for the quarter ended March 31, 2003. Assets under management increased by 64% to $129.4 million compared to the quarter ended March 31, 2002 and investment management fees increased by 55% compared to the same quarter in 2002. The net operating loss for the quarter was $447,814, an improvement of 25% compared to a net operating loss of $596,927 for the first quarter in 2002.

     Ric Dillon, president and chief investment officer stated, "Despite the difficult investment environment we are making good progress in our business development efforts as evidenced by over $30 million in new client assets in the first quarter of 2003. When I joined the organization three years ago, we developed a business plan to build a money management organization with a financial goal to achieve breakeven in 2003 and solid profitability in 2005. The past three years have been extremely difficult for the investment industry, and although in most respects we fared better than our competition, it has been a difficult period for our young firm. While the environment hurt our operating results and delayed our goal to reach breakeven, we continue to build a strong foundation and make important progress.

                                      ###

            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333 o fax 614-255-3363